Exhibit 23.1

To the Board of Directors and Stockholders of

Nxu, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2023, (September 18, 2023 as to Note 1 and Note 11, under the heading “Reorganization, Merger and Incorporation of Nxu, Inc.”), (which report expresses an unqualified opinion and includes an explanatory paragraph related to Nxu, Inc.’s ability to continue as a going concern) related to our audit of the financial statements of Nxu, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report was included in Nxu, Inc.’s Current Report on Form 8-K filed on September 18, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

El Segundo, CA
October 17, 2023